Exhibit 10.6.15.3

717 Texas Avenue Suite 1000 Houston, Texas 77002 713-830-2000

February 11, 2008

Mr. Gregory Doody

717 Texas Avenue

Houston, Texas 77002

Dear: Mr. Doody

As you are aware, on May 15, 2006, Calpine Corporation (“Calpine”) and its debtor affiliates (collectively, the “Debtors”) received Bankruptcy Court approval of the Emergence Incentive Plan (the “EIP”), which provides variable cash awards to approximately select senior employees. Pursuant to the terms of the EIP, an incentive pool will be created according to certain metrics related to the valuation of Calpine both under the Debtors’ plan of reorganization and based on market value during a certain period after the effective date of the plan (the “EIP Pool”), which, once created will be distributed to eligible employees solely at my discretion as chief executive of Calpine.

As communicated to you earlier, you have been chosen to be a participant in the EIP. This letter confirms my final intentions regarding distribution under the EIP. Accordingly, as of the date hereof, you are eligible to receive 8.6% of the Executive EIP Pool and 75.4% of the Chief Risk Officer Pool once the EIP Pools are funded.

This proposed distribution percentage is a final and binding decision and cannot be altered except in the event that you are terminated by Calpine for “Cause” or you voluntarily terminate without “Good Reason”, in which case you will forfeit any right to any distribution from the EIP Pool. You will remain eligible to receive the proposed distribution set forth herein if you resign for “Good Cause” or are terminated without “Cause”. The distribution out of the EIP Pool is expected to be made around May 9, 2008.

I believe the Emergence Incentive plan recognizes and rewards our efforts toward a successful exit from bankruptcy. Fortunately for all of us, our combined efforts created a higher than expected adjusted enterprise value which will result in payments from the EIP that are more than competitive.

I look forward to our continued shared success. Should you have any questions regarding the foregoing, please do not hesitate to contact me.

Sincerely,

/s/ Robert P. May

Robert P. May

Chief Executive Officer